Exhibit 5.1

Dinsmore & Shohl LLP 255 East Fifth Street, Suite 1900 Cincinnati, OH 45202 (513) 977-8200 ^ (513) 977-8141 (fax) www.dinsmore.com

November 24, 2014

Scripps Networks Interactive, Inc.

9721 Sherrill Blvd.

Knoxville, Tennessee 37932

Ladies and Gentlemen:

We have acted as counsel to Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of its 2.750% Senior Notes due 2019 (the “2019 Notes”) and $500,000,000 aggregate principal amount of its 3.900% Senior Notes due 2024 (the “2024 Notes,” and together with the 2019 Notes, the “Securities”) pursuant to the Underwriting Agreement, dated November 17, 2014, among the Company, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as the representatives of the several underwriters listed therein (the “Underwriting Agreement”). The Securities have been registered under the under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Registration Statement on Form S-3 (File No. 333-200213) (the “Registration Statement”) filed on November 14, 2014 with the Securities and Exchange Commission (the “Commission”), that was deemed automatically effective under the Securities Act pursuant to Rule 462(e) promulgated thereunder, including the base prospectus contained therein, and a prospectus supplement dated November 17, 2014 (together, the “Prospectus”).

The Securities will be issued as separate series from each other under an indenture, dated as of December 1, 2011 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a second supplemental indenture, dated as of November 24, 2014 (the “Second Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”).

We have reviewed the Registration Statement, the Prospectus, executed copies of the Base Indenture and Second Supplemental Indenture, including the forms of the global notes representing the Securities, and originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for this opinion.

In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed and delivered any of the aforesaid documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy of the factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been duly authorized by the Company and, when executed and authenticated as specified in the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Securities will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied the legal requirements necessary to make such agreement or obligation enforceable (except that no such assumption is made as to the Company regarding matters of the federal laws of the United States of America, the laws of the State of New York or the Ohio General Corporation Law that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indentures and the Securities), and (b) such opinion is subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in equity or at law).

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

The foregoing opinion is limited to those portions of the federal laws of the United States of America, the laws of the State of New York and the Ohio General Corporation Law that in our experience are normally applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities (including the Constitution of the State of New York and the Constitution of the State of Ohio and the judicial decisions interpreting the foregoing).

This opinion is rendered as of the date hereof and with respect to such laws in effect as of the date hereof, and we assume no obligation to revise or supplement this opinion in the event of any change in applicable law, by legislative action, judicial interpretation or otherwise, or in the event that any laws may take effect after the date hereof, or in the event of any change in the facts upon which any of the opinions herein is based.

We hereby consent to the reference to this firm, in the Prospectus under the heading “Legal Matters,” as counsel for the Company who have passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated November 24, 2014. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DINSMORE & SHOHL LLP

/s/ Peter A. Draugelis, Partner